Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Michael Huang, Chief Operating Officer	Stephen D. Axelrod, CFA
Sino-Global, Beijing	Wolfe Axelrod Weinberger Assoc. LLC
+86-10-6439-1888	Tel. (212) 370-4500 Fax (212) 370-4505

SINO-GLOBAL’S CHIEF EXECUTIVE OFFICER CAO LEI SENDS

LETTER TO SHAREHOLDERS

Beijing, November 1, 2013 – Sino-Global Shipping America, Ltd. (Nasdaq: SINO), an international provider of shipping agency services, today announced, Cao Lei, CEO of Sino-Global Shipping America, Ltd. issued a letter to shareholders.

To the Shareholders of Sino-Global Shipping America, Ltd.:

This year promises to be a year of change for Sino-Global, and I am happy to write on behalf of management to explain our current status, as well as our hopes and plans for the future. We have weathered a challenging several years and expect turbulence for a few more quarters; however, we are ultimately optimistic about our longer-term prospects.

First, our long time Chief Financial Officer Mr. Zhang Mingwei, has recently retired from our company, and we have appointed Mr. Anthony S. Chan as our acting Chief Financial Officer to help guide the company in the future. We are grateful for Mingwei’s guidance over the years. We are equally excited to have Anthony, a seasoned CPA with over 20 years of experience with auditing, SEC reporting, mergers and acquisitions and cross-border transactions, fraud risk management and internal controls compliance. In addition, Anthony is fluent in English, Mandarin and Cantonese, all of which are crucial to our international operations.

Before getting into our future plans, I would like to discuss a little bit of our results for 2013 that may be less clear simply by reading the financial statements of the company. There are certainly good and bad points to 2013. First, the bad news:

•	Our revenues decreased year over year. As we mentioned in our annual report, revenues decreased by 48.85% to $17.3 million in 2013.
•	The most significant driver of this decrease was our evolving relationship with Beijing Shourong Forwarding Service Co., Ltd., an affiliate of Capital Steel in Beijing. Shourong has historically been our single largest customer. We have not provided agency services to Shourong since July 1, 2013, and we have no present plans to do so.
•	We provided services to fewer ships in 2013 than in 2012, and we saw a shift in the sort of services we provided from higher revenue per-ship loading and discharging services to lower revenue per-ship protective services.
•	We continued to have net losses in 2013. Although our losses were lower than they were in 2012, the continued losses have reduced our cash and cash equivalents from $4.4 million at the end of 2012 to $3.0 million at the end of 2013, even taking into consideration the investment of $3 million that occurred on April 19, 2013.

Not all of the news from 2013 is bad. Indeed, we succeeded in a few ways in 2013 that we believe will benefit our company in the future:

•	While our revenues shifted to lower revenue per-ship protective services, these services feature higher margins than our loading and discharging services. While the per-ship revenues are lower, we expect the revenues we do receive to be more profitable to our company.
•	We reduced our overhead significantly by 25.9%, or $1.4 million, in 2013. We accomplished this by reducing office rent, business promotion and travel expenses, public listing-related expenses, and salaries. These efforts have made our company a more streamlined company and resulted in a higher gross margin. We expect this change will benefit our company moving forward, particularly as we increase our revenues while controlling these expenses.
•	We received a strategic investment from an investor, Zhang Zhong, who saw an opportunity not only in purchasing our common stock but also in directing his related business, Tianjing Zhiyuan Investment Group Ltd (“Zhiyuan”), to our company for shipping agency services. As a result, we believe our company benefitted twice: first by issuing shares for cash at a very modest 5% discount and second by being well-positioned to provide shipping agency and logistic services to Zhiyuan.

With those highlights from 2013 in mind, I want to talk a bit about what we see in Sino-Global’s future. Since our initial public offering, we have focused on conservative operating strategies, recognizing that exchange rates were becoming less favorable to companies like ours that receive US dollars and pay Renminbi and that shifting development policies in China were changing the landscape of our industry. This strategy allowed us to conserve our resources and continue to operate our business in the face of net losses for the last five years.

This year, however, we believe conditions are ripe to update our operational strategy to focus on strategic growth. In particular, we believe we have built an attractive operating platform, and we see opportunities to cooperate with compatible agents internationally to grow our network. In addition, we have received an important investment from a shareholder who has already begun to direct business to our company.

First, we are growing our agency network by partnering with experienced and reputable shipping agents located around the world. By extending the breadth and depth of our network, we expect to benefit from greater revenues associated with referrals of business within our network. We have built a strong local agent platform that we will be rolling out over this year. Our goal will be to appoint select regional agents to serve in our network. We expect that these new network members will drive revenues and net income to our company, both initially and on an ongoing basis.

In addition to growing our network, we are also deepening our ties with Zhang Zhong. As we mentioned when we asked shareholders to approve the issuance of 1.8 million shares of common stock to Zhang Zhong, the purchase price for the restricted shares was only a 5% discount to the 10-day trading average for our stock on the day we signed the purchase agreement, and it was paid in cash. In addition, however, Zhang Zhong agreed to direct Zhiyuan to use Sino-Global for its shipping needs. This agreement to direct business to us – above and beyond the cash value of the stock – will result in additional revenues to our company. Indeed, I want to share a bit of good news with you. The first Zhiyuan ship has already arrived in China, and from this one shipment, we recognized revenues of approximately $1.8 million, with net profit of approximately $0.6 million. Please note that these figures are preliminary and represent just this shipment and not the quarter as a whole. While we cannot predict what the future of this relationship will bring to our company, we believe it has already begun to show promise.

In connection with these new initiatives, we have been evaluating the compensation structures for management and the directors of the company. Our Compensation Committee and Board of Directors have recently approved an adjustment to our compensation structure to more clearly tie our operating results to management compensation. In particular, while the new compensation structure retains a cash component, we have included an equity-based compensation component that is tied to the profitability of our company. To the extent our company has net profit, our management would receive an incentive-based bonus paid in common stock. While we have had net losses for the last five straight years, our management is bullish on the future and pleased to link their compensation directly to the company’s bottom-line success.

In summary, we are excited about the future of Sino-Global. This should not distract from the fact that we have a lot of work to do to achieve these goals and that the next few quarters will continue to be challenging. We thank you for your faith in our vision in the past, and we look forward to your continued support.

Best regards,

/s/ Cao Lei

Mr. Cao Lei

Chief Executive Officer

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001, Sino-Global provides high-quality shipping agency services internationally, with a particular strength in serving international shipments to and from Chinese ports. With local branches in most of China's main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With contractual relationships with local shipping agencies in Australia, India, Hong Kong and South Africa, Sino-Global provides complete shipping agent services to companies involved in trades ports in the USA and these countries.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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